Exhibit  3.4

WRITTEN ACTION OF THE BOARD OF DIRECTORS
OF
GLOBAL DIVERSIFIED INDUSTRIES, INC

The undersigned, constituting all of the members of the Board of Directors of GLOBAL DIVERSIFIED INDUSTRIES, INC., a Nevada corporation (the “Company”), hereby takes the following written actions in lieu of holding a meeting to consider and act upon the same, as authorized by the Nevada Revised Statues:

1.  Approval of the Certificates of Amendment to the Company’s Articles of Incorporation

The Board of Directors has determined it to be advisable and in the best interests of the Company, and the Board of Directors hereby approves amending the Certificates of Designations, Preferences and Rights of Series D Convertible Preferred Stock of the Company (the “Series D Preferred Stock”) to increase the number of shares of Series D Preferred Stock authorized from 5,976,511 to 8,456,511.

2.  Issuance of Series D Preferred Stock and Warrants.

The Board of Directors has determined it to be advisable and in the best interest of the Company, and the Board of Directors and the Stockholders hereby authorize the Company to enter into, execute, deliver and perform all obligations required by that certain Securities Purchase Agreement by and between the Company, Philip O Hamilton, Vicis Capital Master Fund, a sub-trust of Vicis Capital Series Master Trust, a unit trust organized and existing under the laws of the Cayman Islands (“Vicis”) (the Securities Purchase Agreement”) pursuant to which the Company shall issue to the Purchaser up to (a) 2,480,000 shares of Series D Preferred Stock and (b) Series 7 Common Stock Purchase Warrants exercisable for the purchase of 40,000,000 shares of common stock (the “Series 7 Warrants”).

3.  Reservation of Common Stock
The Company’s Board of Directors hereby authorizes and directs the Company to set aside and reserve (a) 62,000,000 shares of common stock for issuance upon conversion of the Series D Preferred Stock and 40,000,000 shares of common stock for issuance upon exercise of the Series 7 Warrants.

4.  Procedural Matters

The Stockholders and the Board of Directors hereby authorize and instruct each of the officers of the Company to execute and deliver the Securities Purchase Agreement, in the name and on behalf of the Company, and such other documents, instruments, certificates, agreements and forms as may be necessary, advisable, or appropriate to carry out, perform or effect the transactions hereby approved and authorized and to carry out the intent and purpose of the foregoing written actions and by doing so the Company shall be deemed to have approved all of the terms and provisions thereof.

(Signatures on Following Page)

Effective as of: April 14, 2010

DIRECTORS:

Philip O. Hamilton, Director

Adam DeBard, Director

(Signature Page to Written Consent of Board of Directors)